Rule 424(b)(3)
                                        Registration No. 333-52659



PRICING SUPPLEMENT NO.   3   dated     November 20, 1998



                      THE WALT DISNEY COMPANY


                         Medium-Term Notes


This Pricing Supplement accompanies and supplements the Prospectus dated August 6, 1998, as supplemented by the Prospectus Supplement, dated August 6, 1998 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:    /X/ Fixed Rate   / / Floating Rate   / / Zero Coupon
         / / Discount

Form:    /X/ Book-Entry   / / Definitive

Principal Amount:        $300,000,000

Original Issue Price:    99.970%

CUSIP No:   25468PAY2

Proceeds to the Company:  $297,960,000

Discount or Commission to Agents:   $1,950,000

Original Issue Discount:            0.03%

Original Issue Date:       December l, 1998

Stated Maturity:           December 1, 2008

Yield to Maturity:         5.624%

Initial Maturity (for Renewable Notes):  N/A

Final Maturity (for Renewable Notes):    N/A

Earliest Redemption Date/Redemption Price:  The Company has the option to redeem the Notes at par, in whole
                                            or in part, at any time on or after
                                            December 1, 2005 and prior to
                                            maturity, upon not less than 30
                                            days' nor more than 60 days' prior
                                            notice, plus accrued interest, to
                                            the date of redemption.

Interest Rate Per Annum (for Fixed Rate Notes):      5.620%

Interest Rate Provisions (for Floating Rate Notes):  N/A

Interest Payment Dates:
     / /  Third Wednesday of each month
     / /  Third Wednesday of each March, June,
            September and December
     / /  Third Wednesday of each ________________
            and _________________
     / /  Third Wednesday of each ________________
     /X/  Other (specify):  The first Interest Payment Date will be
                            June 1, 1999 and thereafter the
                            Interest Payment Dates will be the 1st
                            day of each June and December during
                            the term of the Notes.

Regular Record Dates:
     /X/ Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
            Payment Date
     / /  Other (specify) __________

Interest Payment Period:
     / /  Monthly
     / /  Quarterly
     /X/  Semiannually
     / /  Annually

Interest Reset Period:  N/A
     / /  Daily
     / /  Weekly
     / /  Monthly
     / /  Quarterly
     / /  Semiannually
     / /  Annually

Interest Reset Dates:  N/A
     / /  As specified in Prospectus Supplement
     / /  Other (specify) __________

Interest Determination Date:  N/A
     / /  As specified in Prospectus Supplement
     / /  Other (specify) __________

Purchase of Notes at Option of Holder:  N/A
Purchase    ______       Purchase    ______
Date(s):    ______       Price(s):   ______

Calculation Agent:   N/A

Plan of Distribution: Goldman, Sachs & Co. has acted as agent for the Company in connection with the sale of the Notes.